Exhibit 10.2
*** Text Omitted and Filed Separately
Pursuant to a Confidential Treatment Request
under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

AMENDED AND RESTATED

JOINT VENTURE AGREEMENT

AMONG

TCZ GMBH

CYMER, INC.

CARL ZEISS SMT AG

CARL ZEISS LASER OPTICS BETEILIGUNGSGESELLSCHAFT MBH

AND

TCZ PTE. LTD.

AMENDED AND RESTATED

JOINT VENTURE AGREEMENT

This Amended and Restated Joint Venture Agreement is made on 12 September 2006 amongst:

(1)                                  TCZ GmbH of Bionstrasse 5, 9015 St. Gallen, Switzerland (“TCZ Switzerland”);

(2)                                  Cymer, Inc., a Nevada corporation (“Cymer”);

(3)                                  Carl Zeiss SMT AG, a stock corporation organized under the laws of Germany (“Zeiss SMT”);

(4)                                  Carl Zeiss Laser Optics Beteiligungsgesellschaft mbH, a limited liability company organized under the laws of Germany and an indirect wholly-owned subsidiary of Zeiss SMT (“Zeiss LOB”); and

(5)                                  TCZ Pte. Ltd., a company incorporated in Singapore (registration no. 200609581M), whose registered office is at 1 Temasek Avenue #27-01, Singapore 039192 (the “Company”);

Capitalized terms used herein but not defined when used have the meanings assigned to such terms in Article 1.

RECITALS:

(A)                              On 15 July 2005, TCZ Switzerland, Cymer, Zeiss SMT and Zeiss LOB entered into a joint venture agreement (as amended by an amendment agreement no. 1 dated 16 September 2005 entered into amongst the parties) (together, the “Original JV Agreement”) to establish TCZ Switzerland as a joint venture to develop, integrate, market, sell and support tools employing a beam generated by an excimer laser to induce crystallization for Low Temperature Poly-Silicon (LTPS) processing (the “Products”) for the manufacture of flat panel displays, including LCDs, LCD SOGs and OLEDs, to engage in related application development and to search for other business opportunities for process tools for the manufacture of flat panel displays.

(B)                                The Original JV Agreement provided for (i) the governance of the affairs of TCZ Switzerland, (ii) the rights, obligations and understandings of Cymer and Zeiss LOB in relation to TCZ Switzerland and (iii) the [ . . . * * *  . . .] under the Original JV Agreement.

(C)                                Cymer, Zeiss SMT and Zeiss LOB have agreed to move their joint venture vehicle to Singapore in the form of the Company with effect from 12 September 2006 (or such other date as may be agreed amongst the parties) (the “Effective Date”) and in this regard, are desirous of amending and restating the Original JV Agreement in the manner provided herein.

*** Confidential Treatment Requested

(D)                               As at the date of this Agreement, the Company has a paid-in capital of [ . . . * * *  . . .] consisting of [ . . . * * *  . . .] shares of which [ . . . * * *  . . .] shares are held by Cymer and [ . . . * * *  . . .] shares are held by Zeiss LOB.

(E)                                 For the avoidance of doubt, the Original JV Agreement remains in full force and effect as amongst TCZ Switzerland, Cymer, Zeiss SMT and Zeiss LOB until this Amended and Restated Joint Venture Agreement is deemed to take effect as of the Effective Date.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.          Definitions.  (a) As used herein, the following terms have the following meanings:

“ACRA” means the Accounting & Corporate Regulatory Authority of Singapore.

“Act” means the Companies Act (Chapter 50 of Singapore), as amended, supplemented or otherwise modified from time to time.

“Additional Funding Date” means 13 September 2006 (or such other date as may be agreed by and among the parties).

“Administrative Services Agreements” means the Administrative Services Agreement dated as of 16 September 2005 entered into between Cymer and TCZ Switzerland (which has been novated to the Company by way of a deed of novation executed on or around the Effective Date), as amended, supplemented or otherwise modified from time to time.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  As used herein, “control” (and the derivative terms “controlling” and “controlled”) means the direct or indirect ownership of more than fifty percent (50%) of the equity securities or other ownership interests and voting rights of, and the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.  No party or its Affiliates shall by reason of this Agreement be deemed to be an affiliate of the other party or its Affiliates.  The term “affiliated” shall have a corresponding meaning.  Notwithstanding the foregoing definition, when used with respect to Zeiss SMT or Zeiss LOB, the term “Affiliate” shall exclusively mean (a) Zeiss SMT and any Person under the control of Zeiss SMT and (b) IMT and any Person under the control of IMT.  Notwithstanding the foregoing definition, for purposes of this Agreement, the Company and its subsidiaries shall not be considered an Affiliate of either Member.

“Agreement” means this Joint Venture Agreement, as amended, supplemented or otherwise modified from time to time.

*** Confidential Treatment Requested

“Area of Responsibility” means each area of the R&D Effort in which one Member or the Company has primary responsibility for directing and carrying out research, as specified from time to time in the then current Business Plan.

“Budget Year” means the period commencing on the date of this Agreement and ending on December 31, 2006 and each successive one-year period thereafter.

“Capital Call Notice” means a written request delivered by the Company to each Member from time to time requesting that each Member provide funds to the Company.  Such notice shall specify in reasonable detail (i) the amount being requested, (ii) the Company’s anticipated use of funds and the timing of such use, and (iii) wire transfer instructions.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of 16 September 2005 entered into among Cymer, Zeiss SMT, IMT and TCZ Switzerland (which has been novated to the Company by way of a deed of novation executed on or around the Effective Date), as amended, supplemented or otherwise modified from time to time.

“Cymer Supply Agreement” means the Supply Agreement dated as of 16 September 2005 entered into between Cymer and TCZ Switzerland (which has been novated to the Company by way of a deed of novation executed on or around the Effective Date), as amended, supplemented or otherwise modified from time to time.

“Deliverable” means work product or deliverables of any type to be developed or delivered by a Member during the course of a Project.

“Facilities License Agreement” means the Facilities License Agreement entered into between TCZ USA LLC and Cymer relating to use by TCZ USA LLC of certain facilities in the United States, as amended, supplemented or otherwise modified from time to time.

“FRS” means Financial Reporting Standards, which Singapore-incorporated companies are obliged to follow in preparing their accounts and which are set out in the Companies (Accounting Standards) Regulations.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“IMT” means Carl Zeiss Industrielle Messtechnik GmbH.

“IMT IP Side Letter” means the side letter to the Intellectual Property Agreement dated 16 September 2005 executed by IMT (which has been novated to the Company by way of a deed of novation executed on or around the Effective Date), as amended, supplemented or otherwise modified from time to time.

“Intellectual Property Agreement” means the intellectual property agreement dated as of 16 September 2005 among TCZ Switzerland, Cymer and Zeiss SMT (which has been novated to the Company by way of a deed of novation executed on or around the Effective Date), as amended, supplemented or otherwise modified from time to time.

 “Intellectual Property” means any or all of the following: (i) works of authorship, including, without limitation, computer programs, algorithms, routines, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records and data, (ii) inventions (whether or not patentable), improvements, and technology, (iii) proprietary and confidential information, including, without limitation, technical data and customer and supplier lists, trade secrets, know-how and techniques, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods, processes, devices, prototypes, schematics and test methodologies, and (viii) any and all instantiations of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith, whether arising from statute or common law: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures, (ii) all trade secrets and other rights in know-how and confidential or proprietary information, (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world, (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all rights in World Wide Web addresses and domain names and applications and registrations therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world, and (vi) any similar, corresponding or equivalent rights to any of the foregoing throughout the world.

“Interest” means, with respect to any Member, the aggregate shares in the Company held by such Member.

“Joint Venture Documents” means, collectively, this Agreement, the Intellectual Property Agreement, the Supply Agreements, the Administrative Services Agreements, the Facilities License Agreement and the Confidentiality Agreement.

“Member” means Cymer, Zeiss LOB or any other Person who, at such time, is admitted to the Company as a Member in accordance with the terms of this Agreement, each in its capacity as a shareholder of the Company.

“Members Meeting” means a meeting of the Members held in accordance with the provisions of this Agreement, the Singapore Corporate Documents and the Act.

“Member Parent” means, with respect to any Member, (i) in the case of Cymer or any Member that is an Affiliate of Cymer, Cymer, Inc., (ii) in the case of Zeiss LOB or any Member that is an Affiliate of Zeiss SMT, Carl Zeiss SMT AG and (iii) in the case of any Member that is not an Affiliate of either Cymer or Zeiss SMT, the ultimate parent company of such Member.

“Net Income” shall mean, for any period, the Company’s net income as determined under FRS.

“Percentage Interest” means, with respect to any Member, such Member’s percentage Interest as set forth in Section 4.01.

“Person” means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“R&D Effort” means research and development undertaken by either Member reasonably related to the Business.

“subsidiary” bears the same meaning as set out in section 5 of the Act.

“Supplier” means, with respect to any Supply Agreement, the Person identified as the Supplier in such Supply Agreement, including any transferee of all or substantially all of the assets of a Supplier that has assumed such Supply Agreement in accordance therewith.

“Supply Agreements” means the Cymer Supply Agreement and the Zeiss Supply Agreement.

“S$” or “$” means the lawful currency of the Republic of Singapore.

“Transfer” means any direct or indirect sale, assignment, disposition, exchange, mortgage, pledge or grant of a security interest in, foreclosure or any other transfer of any portion of, or economic or voting interest in, an Interest, but shall not include any sale, assignment, disposition, exchange, mortgage, pledge or grant of a security interest in, foreclosure or any other transfer of any capital stock of a Member Parent.  A “Transfer” shall also include any sale, assignment or other transfer by a Member Parent of any direct or indirect interest in the Member that is its Affiliate.  When used as a verb, the term “Transfer” refers to entering into any transaction or series of transactions that results in a “Transfer.”

“US$” means the lawful currency of the United States of America.

“Work Plan” means a mutually agreed written schedule setting forth a description of a Project to be performed under this Agreement.

“Zeiss Supply Agreement” means the Supply Agreement dated as of 16 September 2005 entered into between Carl Zeiss Laser Optics GmbH and TCZ Switzerland (which has been novated to the Company by way of a deed of novation executed on or around the Effective Date), as amended, supplemented or otherwise modified from time to time.

(b)           Each of the following additional terms is defined in the Section set forth opposite such term:

Term	Section
Annual Maximum Required Funding Contribution	4.02(a)
Board	6.01(a)
Business	3.02
Business Plan	6.03(a)

Term	Section
Chief Executive Officer	6.01(a)
Company	Preamble
Director	6.01(a)
Fiscal Year	7.01
Gate Reviews	6.03(a)
Liquidating Event	11.05
Liquidator	11.06
Major Customer	11.04(a)
Non-Affiliate Transfer	10.02(a)
Non-Compete Period	11.02(b)
Non-Transferring Member	10.02(a)
Non-Triggering Party	11.02(a)
Other FPD Business Opportunities	3.02
Permitted Transferee	10.01(a)
Products	Recital A
Project	6.03(a)
Proposed Transferee	10.02(a)
Required Funding Contributions	4.02(a)
Singapore Corporate Documents	12.13
Transferring Member	10.02(a)
Triggering Event	11.02(a)
Triggering Party	11.02(a)
Triggering Separation	11.04(b)

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

Section 2.01.          Representations And Warranties.  (a) Cymer hereby represents and warrants that as of the date hereof (i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, (ii) it has the requisite power and authority to execute and deliver this Agreement and the other Joint Venture Documents and to fully perform its obligations hereunder and thereunder, (iii) the execution, delivery and performance of this Agreement and the other Joint Venture Documents have been duly authorized on the part of Cymer, (iv) it is not party to or affected by contractual or other legal obligations that would in any material respect interfere with its full performance of this Agreement or the other Joint Venture Documents, and (v) the individuals executing this Agreement on behalf of Cymer have the authority to do so.

(b)           Zeiss LOB hereby represents and warrants that (i) it is a limited liability company duly organized, validly existing and in good standing under the laws of Germany, (ii) it has the requisite power and authority to execute and deliver this Agreement and the other Joint Venture Documents and to fully perform its obligations hereunder and thereunder, (iii) the execution, delivery and performance of this Agreement and the other Joint Venture Documents have been duly authorized on the part of Zeiss LOB, (iv) it is not party to or affected by contractual or other legal obligations that would in any material respect interfere with its full performance of this Agreement or the other Joint Venture Documents, and (v) the individuals executing this Agreement on behalf of Zeiss LOB have the authority to do so.

(c)           Zeiss SMT hereby represents and warrants that (i) it is a stock corporation duly organized, validly existing and in good standing under the laws of Germany, (ii) it has the requisite power and authority to execute and deliver this Agreement and the other Joint Venture Documents to which it is a party and to fully perform its obligations hereunder and thereunder, (iii) the execution, delivery and performance of this Agreement and the other Joint Venture Documents to which it is a party have been duly authorized on the part of Zeiss SMT, (iv) it is not party to or affected by contractual or other legal obligations that would in any material respect interfere with its full performance of this Agreement or the other Joint Venture Documents to which it is a party, (v) the individuals executing this Agreement on behalf of Zeiss SMT have the authority to do so, and (vi) all right, title and interest in and to Foreground Technology (as defined in the Intellectual Property Agreement) conceived or reduced to practice by IMT or any Person under the control of IMT will be owned by SMT and that, upon execution and delivery of the IMT IP Side Letter by IMT, SMT will obtain all rights from IMT to fully perform its obligations under the Intellectual Property Agreement.

(d)           Notwithstanding any other provision contained in this Agreement, the Company shall be authorized to execute, deliver and perform this Agreement and the other Joint Venture Documents to which it is a party and all documents, agreements, certificates, or statements contemplated thereby or related thereto, exclusive of any future amendments, without any further act, vote or approval of any Member or any other Person.

ARTICLE 3
PURPOSES OF THE COMPANY

Section 3.01.          Name. The initial name of the Company shall be “TCZ Pte. Ltd.”.  The business of the Company shall be conducted under such name or names as the Members may from time to time determine in accordance with the provisions hereof.

Section 3.02.          Purpose.  The purpose of the Company is to develop, market, sell, integrate and service the Products and to engage in related application development based on the Products (the “Business”), and to search for other business opportunities for process tools for the manufacture of flat panel displays, and to take actions reasonably related thereto, in each case as set forth in greater detail in the Business Plan as in effect from time to time.  If the Company identifies business opportunities for process tools for the manufacture of flat panel displays other than the Products and applications based on the Products (“Other FPD Business Opportunities”), the Company shall bring such Other FPD Business Opportunities to the attention of the Members, and the Members will discuss in good faith whether or not to expand the scope of the Business of the Company to pursue such Other FPD Business Opportunities.  For the avoidance of doubt, the “Business” shall not include the development, marketing, selling, integration or services of tools other than the Products, unless the Members so agree and amend this Agreement to expand the definition of the Business accordingly.

Section 3.03.          Place of Business of the Company.  The principal place of business of the Company shall be located at such address as may be designated by the Board from time to time.

Section 3.04.          Registered Office; Registered Agent.  The address of the registered office of the Company in Singapore shall be as determined by the Board and as registered with ACRA.

Section 3.05.          Duration of the Company.  The Company shall continue until its dissolution in accordance with the provisions of Article 11.

Section 3.06.          Title to Company Property.  All property of the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, in its capacity as such, shall have any direct ownership interest in such property, except upon dissolution of the Company as set forth in Article 11.

Section 3.07.          Limited Liability.  Except as required by mandatory Singaporean law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

ARTICLE 4
PERCENTAGE INTERESTS; CAPITAL CONTRIBUTIONS

Section 4.01.          Percentage Interests; Capital Contributions.  (a) The names and Percentage Interests of the Members shall be as follows:

Name	Percentage Interest
Cymer	60%
Zeiss LOB	40%

(b)           The Percentage Interests shall not be subject to adjustment unless agreed by the Members, except as otherwise provided in Sections 6.03(c)(iii) or 11.03.

(c)           Other than the Members’ initial capital contributions and their Required Funding Contributions, no additional funding or capital contribution of the Members shall be required, except as the Members may unanimously agree.

Section 4.02.          Funding Commitments.  (a) The Members from time to time shall be obligated to provide funds to the Company, as provided in this Section 4.02, up to the amount specified in Section 4.02(a)(iii), which each such Member shall make by way of a contribution of capital, in all cases, by wire transfer of immediately available funds.

(i)            At the Additional Funding Date, Cymer shall contribute [ . . . * * *  . . .] (equivalent to [ . . . * * *  . . .]) in cash and Zeiss LOB shall contribute [ . . . * * *  . . .] (equivalent to [ . . . * * *  . . .]) in cash in respect of their required funding contributions for 2006.

*** Confidential Treatment Requested

(ii)           The amount and timing of subsequent required funding contributions under this Section 4.02 (“Required Funding Contributions”) shall be determined by the Chief Executive Officer consistent with the then current Business Plan as in effect from time to time, subject to the provisions of Section 4.02(a)(iii).  Each Member shall make each such funding contribution within ten business days of receipt of a Capital Call Notice from the Company.

(iii)          No Member shall be required to contribute to the Company an amount for any Budget Year that exceeds its proportionate share (determined on the basis of its Percentage Interest) of the annual maximum required funding contribution amount (the “Annual Maximum Required Funding Contribution”) for such Budget Year (which shall cover the Company’s expected funding requirements for the period ending 15 months after the beginning of such Budget Year), set forth for such Budget Year in the then current Business Plan as may be in effect from time to time, or, absent an updated Business Plan containing an Annual Maximum Required Funding Contribution for such Budget Year, the amount determined as provided in Section 6.03(c).

(b)           If a Member fails to contribute its required portion of any Required Funding Contribution as and when required by this Agreement, the Company shall then notify the Members in writing of such default, specifying the default in reasonable detail, and if the defaulting Member shall not have cured such default within ten business days after receipt of such default notice, such failure shall be deemed a material breach of this Agreement and in addition to, and without prejudice to, any and all other remedies, the non-defaulting Member may treat such default as a “Triggering Event” pursuant to Section 11.02(a), except that the non-defaulting Member shall be treated as the Non-Triggering Party and the defaulting Member shall be treated as the Triggering Party thereunder.  The foregoing shall be exercisable by written notice from non-defaulting Member to the defaulting Member, given within 30 days after receipt of the default notice.

Section 4.03.          Other Matters.  (a) Except as otherwise provided in this Agreement, no Member shall demand or receive a return of its capital contributions without the consent of the other Member.  Under circumstances requiring a return of any capital contributions, no Member shall have the right to receive property other than cash, except as may be specifically provided herein.

(b)           No Member shall receive any interest, salary or drawing with respect to its capital contributions or for services rendered on behalf of the Company or otherwise in its capacity as a Member, except as otherwise contemplated by this Agreement.

ARTICLE 5
DISTRIBUTIONS

Section 5.01.          Distributions.  After the Effective Date, when, if and as approved by the Board or required by a Member pursuant to Section 5.02, the Company shall make available the Net Income of the Company for distribution to the Members (or to any Affiliate of a Member designated by such Member) in proportion to their Percentage Interests, and each Member agrees to vote its shares in favor of such a distribution; provided that Intellectual Property Rights owned or licensed by the Company shall be distributed only in accordance with the Intellectual Property Agreement or otherwise upon termination and dissolution of the Company in accordance with Article 11.  With respect to the amount to which each Member is entitled pursuant to the preceding sentence, such Member may elect, at its sole option, to (i) receive such amount in cash or, if so determined by the Board or (pursuant to Section 5.02) Member, property or (ii) treat such amount as part of such Member’s funding contribution for purposes of satisfying its Required Funding Contribution.

Section 5.02.          Member’s Right to Require Distribution.  Either Member shall have the right to require a resolution of the Board to be passed to make a distribution of the Net Income of the Company to the Members under Section 5.01, provided that the Company will have sufficient available funds on hand after the distribution to meet 110% of its reasonably foreseeable working capital requirements during the 18 months following the date of such distribution based on the more conservative of the (a) the financial projections in the then current Business Plan or (b) the most recent financial projections approved by the Board.

Section 5.03.          Amounts Withheld.  The Company is authorized to withhold from distributions to the Members and to pay over to any governmental or regulatory authorities any amounts which it reasonably determines may be required to be so withheld pursuant to any provisions of any other law (local or otherwise).  All amounts withheld pursuant to any provision of any tax law with respect to any distribution to any Member shall be treated as amounts distributed to such Member pursuant to this Article for all purposes under this Agreement.

Section 5.04.          Dissolution.  Upon dissolution and winding up of the Company, the Company shall make distributions in accordance with Article 11.

Section 5.05.          No Distributions in Violation of Law.  Notwithstanding any other provision contained in this Agreement, the Company shall not be required to make a distribution to any Member to the extent that such distribution would violate mandatory Singapore law.

ARTICLE 6
CORPORATE GOVERNANCE

Section 6.01.          Board of Directors.  (a) Except as otherwise provided in this Agreement, the business and affairs of the Company shall be managed by the Chief Executive Officer (the “Chief Executive Officer”) under the supervision of the board of directors (the “Board”).

(b)           Except as otherwise provided in Section 10.02(b), Section 11.03 and Section 11.04, the Board shall consist of five individuals (each a “Director”).  The Board shall consist of (X) two of such Directors which shall be designated by Cymer, (Y) a further two of such Directors which shall be designated by Zeiss LOB and (Z) the Chief Executive Officer.  Each Director (i) shall hold office until a successor shall have been duly designated or if earlier, such Director’s death, resignation or removal and (ii) except as otherwise provided in Section 11.03, may be removed only by the Member having designated such Director.  A Director shall not be entitled to appoint any person to act as his alternate.

(c)           The following actions may not be taken by the Company or by the Chief Executive Officer acting on behalf of the Company without obtaining the approval of the Board as set forth herein:

(i)            adoption or amendment of a Business Plan and the product development process as described in Section 6.03(a)(iii);

(ii)           entering into or making any loans or advances to, guarantees for the benefit of, or investments by the Company, in excess of US$100,000, other than trade credit in the ordinary course of business and investments in cash or cash equivalents in accordance with an investment policy adopted by the Board;

(iii)          entering into any agreement or commitment (or series of related agreements or commitments) outside the ordinary course of business involving an aggregate value of more than US$100,000 per year;

(iv)          entering into any transaction with any Member or Affiliate of any Member other than the transactions contemplated hereby and by the other Joint Venture Documents for which a final form has been agreed;

(v)           any acquisition or disposition (in a single transaction or a series of related transactions) of any assets, business or operations outside the ordinary course of business in an aggregate value of more than US$100,000;

(vi)          subject to the terms of the Intellectual Property Agreement, licensing the Company’s Intellectual Property outside the ordinary course of business or commencing or settling any litigation or claim involving the Company’s Intellectual Property; or

(vii)         commencing or settling any material litigation or claim.

Section 6.02.          Officers.  (a) The Company will be managed by the Chief Executive Officer in accordance with the Company’s then current Business Plan as in effect from time to time.  Without limiting the generality of the foregoing, the Chief Executive Officer will be responsible for managing the following activities of the Company, in accordance with the Company’s then current Business Plan as in effect from time to time: (i) sales and marketing, (ii) application development, (iii) supply management, (iv) service and support to the Company’s customers, (v) systems integration, (vi) business development and (vii) accounting, finance, and general and administrative functions.  The Chief Executive Officer may delegate any of such authority to the other officers of the Company.  The other officers of the Company may include one or more vice presidents or other officers as the Chief Executive Officer may in his or her discretion determine.  One person may hold the offices and perform the duties of any two or more of said offices.  All of the officers of the Company shall report to the Chief Executive Officer of the Company.

(b)           The Member with the greater Percentage Interest shall have the right to appoint the Chief Executive Officer of the Company, provided that such appointment shall be subject to the approval of the other Member, which approval shall not be unreasonably withheld or delayed.  The Chief Executive Officer may be removed at any time by the Members.

(c)           The officers of the Company (other than the Chief Executive Officer) shall be appointed by the Chief Executive Officer to hold office for such term as the Chief Executive Officer may determine; provided that such appointments shall be subject to the approval of the Board, which approval shall not be unreasonably withheld or delayed.  Each such officer shall hold office until his or her successor is appointed, or until the earlier of his or her death, resignation or removal, and may be removed with or without cause at any time by the Chief Executive Officer.  The remuneration of each such officer shall be approved by the Board.  Each Member may suggest one or more candidates for such other officers, which suggestions the Chief Executive Officer shall consider in good faith, and, if the Chief Executive Officer rejects such suggestions, the Chief Executive Officer shall, if so requested, explain his or her reasons for the rejection.  Each Member shall, if so requested by the Chief Executive Officer, reasonably assist the Chief Executive Officer in locating candidates for positions with the Company within the ranks of the Member’s employees and in recruiting such candidates to join the Company.

(d)           Unless mutually agreed by the Members, commencing no later than ninety (90) days after the Effective Date, each officer of the Company (including the Chief Executive Officer), and each other employee of the Company that has or will be be transferred to the Company from either Cymer or Zeiss SMT or their respective Affiliates, shall be a full-time employee of the Company and devote 100% of such person’s full professional and business-related time to the Company.  Unless mutually agreed by the Members, no officer of the Company shall be permitted to participate in any compensation program of either Member, provided that nothing in this provision shall prohibit any officer from retaining and exercising any stock options granted to such officer prior to becoming an officer of the Company or participating in any health and welfare benefits plans of a Member provided to the officer pursuant to an Administrative Services Agreement.

Section 6.03.          Business Plan.  (a) The Company will be subject to and managed in accordance with a Business Plan (the “Business Plan”) which will cover a rolling period of [ . . . * * *  . . .] Budget Years and will be revised annually.   Such initial Business Plan will remain in effect until modified or superseded by the Board in accordance with the terms hereof.  The Business Plan will include, without limitation:

(i)            the long-term objectives of the Company in light of its then current strategic, competitive and technology position, the Product roadmap and the broad Areas of Responsibility of each Member;

(ii)           a schedule or timetable with a description of all milestones (including technical milestones, business milestones and financial milestones) and/or Deliverable due dates;

(iii)          a schedule of “Gate Reviews” to be held by the Board in accordance with a product development process, which shall be prepared by the Chief Executive Officer of the Company and approved by the Board, during which Gate Reviews the Board will determine whether milestones and/or Deliverable due dates have been met or achieved;

*** Confidential Treatment Requested

(iv)          a Work Plan for the Members, the Suppliers and the Company with respect to each distinct area of inquiry (each such area, a “Project”) containing with respect to such Project (1) the identity of the project managers for the Project and/or the manner in which they will be selected; (2) a description of any performance, status and operational reports to be generated during the Project; (3) quality criteria for assessing the performance of the Suppliers and the Company, as the case may be, during such Project including, but not limited to, performance criteria for milestones, classifications of the severity of errors or failures, and response processes for the correction of any such errors or failures; and (4) any other terms and conditions agreed upon by the Board with respect to a Project;

(v)           a Work Plan for the Company with respect to its Area of Responsibility with respect to each Project;

(vi)          financial projections (including projected balance sheet, income statement and cash flow, as well as projected Annual Maximum Required Funding Contributions) for each of the [ . . . * * *  . . .] Budget Years covered by the Business Plan;

(vii)         the Annual Maximum Required Funding Contribution for the next Budget Year, which shall cover the Company’s expected funding requirements for the period ending [ . . . * * *  . . .] months after the beginning of such Budget Year); and

(viii)        performance metrics for the Company for the next Budget Year for use in assessing the performance of the Chief Executive Officer.

(b)           With respect to each Budget Year after 2005, the Chief Executive Officer will develop and present to the Board no later than [ . . . * * *  . . .] of each year a proposed revised and updated Business Plan that has been rolled forward for another year.  For the avoidance of doubt, unless a new Business Plan is approved by the Board, the Company will be subject to and managed in accordance with the then current Business Plan as in effect from time to time.

(c)           During any Budget Year for which the Board has not approved a revised Business Plan by [ . . . * * *  . . .], the Annual Maximum Required Funding Contribution for such Budget Year shall be established as follows:

(i)            Each Member shall not later than [ . .. . * * *  . . .] notify the Chief Executive Officer and the other Member in writing of its proposal for the Annual Maximum Required Funding Contribution for such Budget Year; provided that neither Member’s proposal may be [ . . . * * *  . . .] than [ . . . * * *  . . .]% or [ . . . * * *  . . .] than [ . . . * * *  . . .]% of the [ . . . * * *  . . .] of (A) the [ . . . * * *  . . .] for such [ . . . * * *  . . .] as specified in the [ . . . * * *  . . .] by the [ . . . * * *  . . .], or (B) the [ . . . * * *  . . .] as specified in the [ . . . * * *  . . .] proposed by the [ . . . * * *  . . .].

(ii)           The issue shall be immediately escalated for expedited resolution by the Chairman of the board of directors (or equivalent officer) of each Member as provided in Section 12.10(a).

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(iii)          If the matter is not resolved by [. . .. * * *  . . .] of any year, then the Member proposing the [. . . * * *  . . .] Annual Maximum Required Funding Contribution for such Budget Year shall have the option, at its election, by notice given no later than [. . . * * *  . . .] of the following year either (A) to establish the [. . . * * *  . . .] amount as the Annual Maximum Required Funding Contribution for such Budget Year and to agree to pay, as an additional capital contribution to the Company, the difference between the amounts last proposed by each Member, and upon such payment the paying Member’s Percentage Interest shall be increased to a percentage equal to the [. . . * * *  . . .] of (x) the [. . . * * *  . . .] of the [. . . * * *  . . .] by the [. . . * * *  . . .] since [. . . * * *  . . .] the Company (including pursuant to [. .. . * * *  . . .], [. . . * * *  . . .] by (y) the [. . . * * *  . . .] of the [. . . * * *  . . .] by [. . . * * *  . . .] (including pursuant to [. . . * * *  . . .] since [. . . * * *  . . .] the Company, and the [. . . * * *  . . .] Percentage Interest shall be [. . . * * *  . . .] accordingly), or (B) to establish the Annual Maximum Required Funding Contribution for such Budget Year as an amount equal to [. . . * * *  . . .] of the amounts proposed by each Member.

Section 6.04.          Company Actions Requiring Consent of Members The following actions may not be taken by the Company without obtaining the consent of all of the Members:

(a)           any amendment of this Agreement, any other Joint Venture Document or the Company’s Articles of Association;

(b)           issuance of any new shares or admission of any new Members (and each Member agrees to grant such consent for admission of a Permitted Transferee);

(c)           redemption or repurchase of any shares;

(d)           authorizing or committing the Company to a change in the scope of the Business;

(e)           taking any actions in respect of the dissolution or liquidation or winding-up of the Company (except as permitted pursuant to Section 11.05(b)) or the filing or acquiescing to the filing of a petition in respect of the Company under bankruptcy or insolvency laws, or the making of any assignment for the benefit of creditors;

(f)            any merger, consolidation, reorganization (including conversion) or other business combination involving the Company or any of its Affiliates (other than of a wholly owned Affiliate with or into another wholly owned Affiliate) or any acquisition of the Company or any of its Affiliates by another entity by means of any transaction or series of related transactions or the sale of all or substantially all of the assets of the Company; or

(g)           all matters requiring Members’ approval under the Act.

Section 6.05.          Meetings of Board.  (a) Regular Meetings.  The Board shall hold regular meetings at least quarterly, rotating between a location in the United States determined by Cymer and a location in Germany determined by Zeiss LOB, or such other location as determined by the Board.  Written notice of each meeting shall state the place,

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date and hour of such meetings, and include an agenda of matters to be considered at the meeting.  Notice shall be given in the manner prescribed herein not fewer than seven days nor more than 60 days before the date thereof.

(b)           Special Meetings.  In addition, any Director may, on at least five business days’ prior written notice to the other Directors, call a special meeting of the Board, specifying in reasonable detail in such notice the purpose of such meeting.

(c)           Quorum.  The presence of three Directors shall constitute a quorum for the transaction of business at a duly noticed meeting of the Board.  If a quorum shall fail to be present for such a meeting, then any Director may provide a supplemental notice to the other Directors rescheduling such meeting at least 48 hours after such supplemental notice.  For the avoidance of doubt, a quorum shall be required at such rescheduled meeting.

(d)           Objections.  Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except if such Director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of business at such meeting because the meeting has not been validly called, noticed or convened.

(e)           Chair of Meeting.  Prior to each meeting, one of the Directors shall be designated as lead Director to serve as chair of the meeting.  The lead Director shall rotate from meeting to meeting between a Director designated by Zeiss LOB and a Director designated by Cymer.

(f)            Taking Decisions.  Except where this Agreement specifically provides otherwise, any decision taken at a meeting of the Board shall require the consent of [. . . * * *  . . .] of all Directors participating at a duly convened meeting at which a quorum is present (in person or by proxy), provided that such [. . . * * *  . . .] vote must always include the vote of [. . . * * *  . . .] except that the requirement that the majority include [. . . * * *  . . .] shall no longer apply and decisions of the Board shall require only the consent of a majority of the Directors participating at a duly convened meeting at which a quorum is present (in person or by proxy) in the event that (I) each Member is entitled to designate a number of Directors that is in proportion to its Percentage Interest as set forth in Section 10.02(b)(ii) of this Agreement or (II) one Member is entitled to designate all the Directors (save for the Chief Executive Officer) pursuant to Section 11.03.

(g)           Expenses.  Each Member shall pay all reasonable travel and other expenses of the Directors designated by such Member in connection with participating in meetings of the Board.

Section 6.06.          Decision by Consent.  Any decision required or permitted to be taken by the Board or the Members, either at a meeting or otherwise, may be taken without a meeting if all Directors or Members consent thereto in writing.  Any such decision of the Board, taken without a meeting, must be confirmed in writing by all Directors.  Any such decision of the Members, taken without a meeting, shall be confirmed in writing by all the Members.

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Section 6.07.          Telephonic Meetings.  Directors may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 6.08.          Nature of Obligations among Members.  Except as otherwise provided in this Agreement or by written agreement among the Members, no Director shall have any authority to act for or assume any obligation or responsibility on behalf of any Member or the Company, and no Member shall have any authority to act for or assume any obligation or responsibility on behalf of any other Member or the Company.

ARTICLE 7
ACCOUNTING AND TAX MATTERS

Section 7.01.          Fiscal Year/Independent Auditors.  The fiscal year of the Company (the “Fiscal Year”) shall end on December 31st of each year.  The Members shall select the Company’s independent auditors, which shall be a recognized international accounting firm.

Section 7.02.          Books and Records.  (a) The Company shall keep, including through bookkeeping services rendered pursuant to the Administrative Services Agreement, adequate books and records at its principal office.  Such books and records shall include a current list of the full name and last known business, residence or mailing address of each Member, originals of this Agreement, and any amendments thereto (and any signed powers of attorney pursuant to which any such document was executed), a copy of the Company’s national and other tax returns and reports, if any, and annual financial statements of the Company, for the [. . . * * *  . . .] ([. . . * * *  . . .]) most recent [. . . * * *  . . .], and resolutions passed by the Board and the Members.  The Company’s books of account and business records shall be filed and preserved for a period of at least [. . . * * *  . . .] ([. . . * * *  . . .]) [. . . * * *  . . .] or such longer period as required by law.

(b)           The Company shall permit each Member and its officers, agents and representatives, upon reasonable advance notice and during normal business hours and such other times as any such Member may reasonably request, to:  (i) visit and inspect any of the properties of the Company; (ii) examine the corporate and financial records of the Company and make copies thereof or extracts therefrom, and (iii) discuss the affairs, finances, and accounts of the Company with the Directors, officers, employees, and independent accountants of the Company.  In addition, the Company shall require its independent accountants to make available to the Members copies of all reports, investigations and work papers prepared by such accountants during the course of any audit of the Company or otherwise, provided that the Members may be required to enter into the standard form of agreement customarily required by such independent accountants as a condition to access to such material.  Any Member may, at its own expense, request and obtain a separate audit of the Company’s books by its own accountant, provided that such separate audit is not made more frequently than [. . . * * *  . . .] in each Fiscal Year and that at least [. . . * * *  . . .] ([. . . * * *  . . .]) [. . . * * *  . . .] prior written notice of such request is given to the Chief Executive Officer.  The Chief Executive Officer shall cause the Company’s officers and employees to cooperate with such Member’s accountant in the execution and preparation of such audit, including providing customary certifications to such Member’s accountant.

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Section 7.03.          Financial Reports.  The Company, at its expense, shall provide or cause to be provided to each Member, no later than thirty days after the close of each of the first three quarters of the Company’s Fiscal Year, and no later than ninety days after the end of each such Fiscal Year, a financial report of the business and operations of the Company prepared in accordance with GAAP and FRS consistently applied, relating to such period, which report shall include (i) a balance sheet as at the end of such period, (ii) a statement of income (loss) containing actual operating performance vs. budgeted operating performance for the current period and the year-to-date, and (iii) a cash flows statement (including sources and uses of funds) for the current period and the year-to-date, and in each case a comparison of the period then ended with the corresponding period in the Fiscal Year immediately preceding such periods, which, in the case of the report furnished after the close of the Fiscal Year, shall be audited by the Company’s independent certified public accountants, and which, in the case of the reports furnished after each of the first three quarters of the Company’s Fiscal Year, shall be unaudited and shall not include any notes thereto.  In addition, the quarterly financial statements shall be accompanied by (x) a statement of changes in Members’ equity containing a detail of capital contributions, distributions and income/loss allocations for each of the Members and in total, for the current period and the year-to-date, and (y) an analysis, in reasonable detail, of the variance between the Company’s operating results and the corresponding amounts in the then current annual Budget.  The quarterly financial reports may in each case be subject to normal year-end adjustments.  In addition, the Members shall be entitled to any other financial information, including monthly management reports in the form produced by the Company, that the Members may reasonably request.

Section 7.04.          Tax Matters.  The Company and its Affiliates shall abide by the tax law and regulations in each jurisdiction in which it operates and shall cooperate with the Members to provide documents and information that either Member may need to file its own tax returns in any jurisdiction.

ARTICLE 8
CERTAIN COVENANTS

Section 8.01.          Press Release.  Upon the Effective Date or such other time as may be mutually agreed, Cymer and Zeiss SMT shall issue a mutually agreed joint press release, announcing the formation of the Company and their collaboration under this Agreement.

Section 8.02.          Non-Competition.  In order to ensure the requisite level of dedication to enable the Company to offer the most competitive products in the marketplace, until such time as a Member ceases to be, directly or through an Affiliate, a Member of the Company (at which time such Member and its Affiliates may become subject to the non-compete covenant set forth in Section 11.02(b)) or the Company is dissolved, neither such Member nor any of its Affiliates shall engage, either directly or indirectly, as a principal for its own account or solely or jointly with others, or as a stockholder in any corporation or joint stock association, in any business engaged in the Business (other than the Company or as contemplated by the Joint Venture Documents).  For the avoidance of doubt, without limiting the generality of the foregoing covenant, it is acknowledged and agreed that until such time as a Member ceases to be, directly or through an Affiliate, a Member of the Company (at which time such Member and its Affiliates may become subject to the non-compete covenant set forth in Section 11.02(b))

or the Company is dissolved, neither such Member nor any of its Affiliates shall knowingly supply services, products or components for use in products or services competitive with the Business or the Products of the Company; provided, however, that if neither IMT nor any Person under its control continues to act as supplier of Stages (as defined in the Supply Agreement) or other products to the Supplier or an Affiliate of the Supplier under the Zeiss Supply Agreement, IMT and any Person under its control shall cease to be subject to the foregoing covenant [. . . * * *  . . .] after the date IMT and any person under its control ceased to act as a supplier.

ARTICLE 9
EXCULPATION AND INDEMNIFICATION

Section 9.01.          Exculpation and Indemnification.  Each Member agrees that it shall vote its shares in the Company and take all other necessary action in its capacity as a shareholder of the Company (including, to the extent permissible pursuant to applicable law, causing the Company to call a special meeting of Members) to provide for (a) the elimination of the liability of each Director on the Board to the maximum extent permitted by applicable law (and each Member hereby irrevocably waives any right to pursue and agrees to vote its shares and take all other necessary action in its capacity as a shareholder of the Company not to pursue any such eliminated liability) and (b) indemnification of each Director on the Board for acts on behalf of the Company, if any, to the maximum extent permitted by applicable law.

ARTICLE 10
DISPOSITION OF INTERESTS

Section 10.01.        General.  (a) No Member may Transfer all or any part of its Interest, and no Member Parent may Transfer its direct or indirect interest in a Member that is its Affiliate (each a “Transfer of an Interest”), without the consent of the other Member, except that no consent shall be required for (and the non-Transferring Member shall give any consent that may be required under mandatory Singapore company law to effect) the direct or indirect Transfer by the Member of the entirety of a Member’s Interest or by a Member Parent of the entirety of its interest in a Member that is its Affiliate to:

(i)            any Affiliate of such Member; or

(ii)           with respect to any Transfer [. . . * * *  . . .], any other Person if (x) such other Person is not a competitor of the other Member or Member Parent and (y) the aggregate purchases by the Company and its Affiliates of Products containing Core Components (as such terms are defined in the Supply Agreement between the relevant Member or its Affiliate and the Company) from the relevant Member or its Affiliate under the Supply Agreement during the last four fiscal quarters of the Company for which financial statements are available accounted for not more than [. . . * * *  . . .]% of the Company’s aggregate cost of (A) the bill of materials for goods sold and (B) system integration during the same period (each of the transferees referred to in clauses (i) and (ii) above a “Permitted Transferee”); and no Permitted Transferee may Transfer any or all of its Interest, except the entirety of its Interest to another Permitted Transferee.  In the event a Member transfers its Interest to an Affiliate, such Affiliate shall, unless otherwise

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agreed by the other Member, assume all of the transferring Member’s obligations under this Agreement and such Member hereby agrees to irrevocably and unconditionally guarantee to the Company and the other Member the timely payment and performance by such Affiliate of such Member’s obligations thereunder for so long as such transferee remains an Affiliate of the transferring Member.

(b)           Any Transfer of an Interest that is not made in compliance with the provisions of this Agreement shall be void, and the Company shall not recognize any such Transfer.  Any purported or attempted transfer of any Interest that is not made in compliance with the provisions of this Agreement shall constitute a material breach of this Agreement.  Notwithstanding anything else contained herein, no Transfer shall be made except in compliance with applicable law.

(c)           For the avoidance of doubt, the provisions of this Article 10 shall not apply to any Transfer of any direct or indirect interest in a Member that could be deemed to occur as a result of a change of control involving the relevant Member Parent.

Section 10.02.        Non-affiliate Transfers.  (a) Prior to any Transfer of an Interest permitted under Section 10.01(a)(ii) above, the Member or Member Parent, as the case may be, who proposes to Transfer its Interest (the “Transferring Member”) (such transferee, the “Proposed Transferee” and such transfer, a “Non-Affiliate Transfer”) shall give the other Member (the “Non-Transferring Member”) written notice of its intention, describing the Proposed Transferee, the price and the terms and conditions of the proposed Transfer.  The Non-Transferring Member shall have a [. . .. * * *  . . .] to purchase the Transferring Member’s Interest at [. . . * * *  . . .] and upon [. . . * * *  . . .] by the Proposed Transferee.  The Non-Transferring Member shall have thirty (30) days from the receipt of such notice to agree to purchase the Transferring Member’s Interest by giving written notice to the Transferring Member.  If the Non-Transferring Member fails to exercise its [. . . * * *  . . .] under this Section 10.02(a), the Transferring Member shall have thirty (30) days thereafter to sell its Interest to the Proposed Transferee at a price and upon terms and conditions [. . . * * *  . . .] to the Proposed Transferee than specified in the Transferring Member’s notice to the Non-Transferring Member of the proposed Transfer.  If the Transferring Member does not sell its Interest to the Proposed Transferee during such thirty (30) day period, the Transferring Member shall not thereafter Transfer its Interest, without first offering such Interest to the Non-Transferring Member in the manner provided above.

(b)           Following the consummation of a Transfer of an Interest either (x) to a Proposed Transferee pursuant to a Non-Affiliate Transfer or (y) to the Non-Transferring Member upon the exercise of such Member’s [. . . * * *  . . .] pursuant to Section 10.02(a) above:

(i)            the Transferring Member and its Affiliates shall be subject to the non-compete covenant set forth in Section 11.02(b) as if the Transferring Member were the Triggering Party; provided that the Non-Compete Period shall begin on the date of the [. . . * * *  . . .] of the Transfer and end on the [. . . * * *  . . .] of the [. . . * * *  . . .] of such [. . . * * *  . . .] or the [. . . * * *  . . .] of the [. . . * * *  . . .]; and

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(ii)           (A) the Directors of the Transferring Member shall be automatically removed from the Board and (B) if the Transferring Member is [. . . * * *  . . .] or one of its Affiliates, then (1) each Member shall be entitled to designate a number of Directors that is in proportion to its Percentage Interest (three Directors for a 60% Percentage Interest, two Directors for a 40% Percentage Interest) and the Chief Executive Officer shall cease to be a Director, (2) actions by or decisions of the Board shall no longer require approval by [. . . * * *  . . .] but shall only require approval of [. .. . * * *  . . .] of the Directors participating at a duly convened meeting at which a quorum is present (in person or by proxy) and (3) Section 6.04(g) shall cease to be in force and effect.

Section 10.03.        Recognition of Transfers.  (a)  Prior to any Transfer of its Interest as permitted by this Article 10, the Member transferring such Interest shall give written notice of such Transfer to the other Member and to the Company.  Upon receipt of such written notice, the Company shall notify the transferee of the transfer restrictions contained in this Agreement.

(b)           No transferee shall be admitted to the Company as a Member unless the Transfer was permitted hereby.  Subject to the foregoing, each such transferee, as a condition to its admission as a Member, shall execute and deliver to the Company such instruments, in form and substance satisfactory to the Members, as the Members shall reasonably deem necessary or desirable to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement (as it may be amended in connection with the admission of such transferee as a Member).  The Members agree to amend this Agreement to the extent necessary to reflect the transfer and admission of the new Member and to continue the Company without dissolution.  Upon execution of such instruments, the transferee shall be admitted to the Company as a Member.  Immediately following the admission of the transferee to the Company as a Member, the Member who has thereby transferred all of its Interest shall cease to be a Member of the Company.  The transferee, as a Member of the Company, and the other Member are hereby authorized to, and shall, continue the business of the Company without dissolution.

(c)           Any transferee who is admitted to the Company as a Member shall succeed to the rights and powers (including distribution preferences), and be subject to the restrictions and liabilities, of the transferor Member to the extent of the Interest transferred.

ARTICLE 11
TERMINATION, DISSOLUTION AND LIQUIDATION

Section 11.01.        Term.  The term of the Company shall continue until the Company is dissolved pursuant to this Article.

Section 11.02.        Triggering Events.  (a) Within the first 15 days of each [. . . * * *  . . .] (beginning in [. . . * * *  . . .]) either Member (such Member, the “Triggering Party”) may, for convenience, notify the other Member (the “Non-Triggering Party”) in writing of its election to treat such notice as a notice of a “Triggering Event.”

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Upon receipt of a notice of a Triggering Event, the Non-Triggering Party will notify the Triggering Party in writing within 15 days of the Non-Triggering Party’s exercise of one of the following options:

(i)            purchase the Triggering Party’s Interest at a [. . . * * *  . . .] ([. . . * * *  . . .]); provided that the Triggering Party shall remain liable for any Required Funding Contributions for the Fiscal Year in which the Triggering Event occurs, pro-rated for the period from the beginning of such Fiscal Year to the Triggering Event, and provided further that the Triggering Party shall be entitled to receive, in addition to the cash purchase price, any royalties if and as payable to it pursuant to the Intellectual Property Agreement; or

(ii)           dissolve and commence winding up of the Company pursuant to Section 11.05(b).

Upon receipt by the Triggering Party, such notice shall be final and irrevocable, unless otherwise agreed by the Triggering Party.

(b)           If the Non-Triggering Party has exercised its option (i) pursuant to Section 11.02(a), then effective from the consummation of the purchase of the Triggering Party’s Interest by the Non-Triggering Party, the Triggering Party and its Affiliates shall not for a period beginning on the date of such [. . . * * *  . . .] and ending on the [. . . * * *  . . .] of the [. . . * * *  . . .] of such [. . . * * *  . . .] or the [. . . * * *  . . .] of the [. . . * * *  . . .] (the “Non-Compete Period”) engage, either directly or indirectly, as a principal for its own account or solely or jointly with others, or as a stockholder in any corporation or joint stock association, in any business engaged in the Business (other than the Company).  For the avoidance of doubt, without limiting the foregoing covenant, it is acknowledged and agreed that neither the Triggering Party nor any of its Affiliates shall knowingly supply services, products or components for use in products or services competitive with the Business or the Products of the Company during the Non-Compete Period (other than to the Company and its Affiliates and the Non-Triggering Party).

(c)           If the Non-Triggering Party exercises its option (ii) pursuant to Section 11.02(a), (A) the Intellectual Property Rights of the Company shall be distributed to the Members as joint owners of an equal undivided interest therein with no duty to account to the other party and (B) each Member shall be entitled to receive, as soon as possible and in any event within 30 days after the exercise of such option by the Non-Triggering Party, copies of source code, documentation and other materials as may be necessary to continue to develop the Products.

Section 11.03.        Breach under this Agreement or Event of Default under Supply Agreements.  If a material breach of this Agreement, including without limitation any failure by a Member to pay its Required Funding Contributions when due, or an Event of Default (as defined in the Supply Agreements) on the part of the Supplier that is an Affiliate of such Member occurs and remains unremedied for a period of 30 days following notice thereof from the non-defaulting Member and is continuing, in addition to, and without prejudice to, any and all other remedies, the non-defaulting Member may, at its option, either (A) treat such default as a “Triggering Event” pursuant to Section

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11.02(a) except that the non-defaulting Member shall be treated as the Non-Triggering Party and the defaulting Member shall be treated as the Triggering Party thereunder or (B) remove the two Directors on the Board designated by the defaulting Member and designate two Directors selected by the non-defaulting Member in its sole discretion to replace such removed Directors to serve until such time as the material breach or Event of Default has been remedied by the defaulting Member.  In addition to replacement of such removed Directors, if the breach is non-payment of a Required Funding Contribution, then without limiting the non-defaulting Member’s other rights under this Agreement, (A) the non-defaulting Member shall have the right, in its sole discretion, to pay the defaulting Member’s Required Funding Contribution and (B) the non-defaulting Member’s Percentage Interest shall be increased to a percentage equal to the quotient of (x) the sum of the cumulative contributions paid by the non-defaulting Member since inception of the Company (including pursuant to this Section 11.03), divided by (y) the sum of the cumulative contributions paid by both Members (including pursuant to this Section 11.03) since inception of the Company, and the other Member’s Percentage Interest shall be reduced accordingly; provided that if the material breach by the defaulting Member is willful, occurs at any time [. . . * * *  . . .] and remains unremedied for a period of 30 days following notice thereof from the non-defaulting Member and is continuing, in addition to, and without prejudice to, any and all other remedies (including pursuant to the first part of this Section 11.03), the non- defaulting Member may treat such breach as a “Triggering Event” pursuant to Section 11.02(a) except that the willfully defaulting Member shall be treated as the Triggering Party thereunder and provided that the purchase price for the willfully defaulting Member’s Interest shall be $1, and provided further that the willfully defaulting Member shall remain liable for its share of all Required Funding Contributions for the Fiscal Year in which the breach occurs.

Section 11.04.        Change of Control.  (a) Change of Control at Parent Level.  If, through a transaction or series of transactions, a Member Parent of a Member is acquired by, or comes otherwise under the control of, a competitor or Major Customer of the other Member Parent, the other Member may treat such event as a “Triggering Event” pursuant to Section 11.02(a), except that such other Member shall be treated as the Non-Triggering Party and the Member whose Member Parent is affected by such event shall be treated as the Triggering Party thereunder.  As used in this Section 11.04, “Major Customer” means, with respect to any Member Parent from time to time, a customer that (i) accounts for in excess of [. . . * * *  . . .]% of the consolidated revenues of such Member Parent during the preceding twelve (12) months for which financial statements are available or (ii) is of material strategic significance to the future development of the consolidated business of such Member Parent due to an expected share of such Member Parent’s consolidated revenues in excess of [. . .. * * *  . . .]% during any twelve (12) month period within the next [. . . * * *  . . .] based upon the projected revenues in such Member Parent’s then current business plan, in each case as shall have been certified to the other Member Parent by the chief executive officer of such Member Parent prior to any relevant transaction.

(b)           Supplier and Company Interest No Longer Affiliates.  If, as a result of a transaction or series of transactions other than a Transfer of an Interest to a Permitted Transferee pursuant to Section 10.01(a), a Supplier ceases to be an Affiliate of a Member without becoming an Affiliate of a Person that, as a result of such transaction or series of transactions, becomes a Member or an Affiliate of a Member, then the Member that was

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not an Affiliate of such Supplier immediately prior to such transaction or series of transactions may treat such event (a “Triggering Separation”) as a “Triggering Event” pursuant to Section 11.02(a), except that such Member shall be treated as the Non-Triggering Party and the other Member shall be treated as the Triggering Party thereunder.

(c)           Joint Transfer of Supplier and Company Interest.  Notwithstanding any other provision of this Article 11 or Article 10, any Transfer of an Interest by a Member or Member Parent, in a transaction or series of transactions, that does not result in a Triggering Separation shall be permitted at all times, whether or not to a Permitted Transferee, as long as the transferee is not a competitor or Major Customer of the Member Parent of the other Member, subject to compliance with this Section 11.04(c).  In connection with any Transfer permitted under this Section 11.04(c), (x) the other Member shall have a [. . . * * *  . . .] with respect to the Interest and interest in or assets of the Supplier to be Transferred, and any other assets to be transferred as part of such transaction or series of transactions, such right to be exercised in the manner set forth in Section 10.02(a), (y) the transferring Member or Member Parent, as the case may be, and its Affiliates shall be subject to the non-compete covenant set forth in Section 11.02(b) as if the transferring Member were the Triggering Party; provided that the Non-Compete Period shall begin on the date of the [. . . * * *  . . .] of the Transfer and end on the [. . . * * *  . . .] of the [. . . * * *  . . .] of such [. . . * * *  . . .] or the [. . . * * *  . . .] of the [. . . * * *  . . .], and (z) if as a result of such Transfer, the transferring Member and the Supplier are no longer Affiliates of [. . . * * *  . . .], the composition and voting of the Board and voting of the Members shall be modified as set forth in Section 10.02(b)(ii).  The provisions of this Section 11.04(c) shall not apply to any Transfer of any direct or indirect interest in a Member that could be deemed to occur as a result of a change of control involving the relevant Member Parent.

Section 11.05.        Liquidating Events.  The Company shall dissolve (and where applicable each Member agrees to vote its shares in favor of such dissolution) and commence winding up upon the first to occur of any of the following events (each a “Liquidating Event”):

(a)           upon the unanimous written agreement of the Members to dissolve and wind up the Company; and

(b)           upon the exercise of the Non-Triggering Party of its option (ii) upon notice of a Triggering Event in accordance with Section 11.02(a).

Section 11.06.        Winding Up.  Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, distributing its Intellectual Property Rights, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs; provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the assets or property or the proceeds from the sale thereof has been distributed pursuant to this Article and the Company has terminated.  The Member with the greater Percentage Interest, or in the case of a Liquidating Event pursuant to Section 11.05(b), the Non-Triggering Party, shall be responsible for

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overseeing the winding up of the Company.  Such party (the “Liquidator”) shall take full account of the Company’s assets and liabilities, and except as otherwise required by law, the Company’s affairs shall be wound up in an orderly manner in accordance with the following procedures:

(a)           (A) the Intellectual Property Rights of the Company shall be distributed to the Members as joint owners of an equal undivided interest therein with no duty to account to the other party and (B) each Member shall be entitled to receive, as soon as possible and in any event within 30 days after the Liquidating Event, copies of source code, documentation and other materials as may be necessary to continue to develop the Products.

(b)           To the extent that the Liquidator determines that any or all of the assets of the Company (other than the Intellectual Property Rights provided for in Section 11.06(a) above) shall be sold, such assets shall be sold as promptly as possible, but in a business-like manner so as not to involve undue sacrifice, and the proceeds thereof shall be used first to satisfy any liabilities of the Company and then shall be distributed to the Members in accordance with their Percentage Interests.

Section 11.07.        Rights of Members.  Except as otherwise provided in this Agreement, each Member shall look solely to the assets of the Company for the return of its capital contributions and shall have no right or power to demand or receive property other than cash from the Company.

ARTICLE 12
MISCELLANEOUS

Section 12.01.        Notices.  All notices, requests and other communications to any party or to the Company shall be in writing (including facsimile or similar writing) and shall be given:

if to the Company, to such address as the Company shall notify the other parties hereto as soon as possible after its formation;

if to Cymer, to:

Cymer, Inc.
17075 Thornmint Court
San Diego, CA 92127-1712 USA
Attn:  Chief Financial Officer
Fax No.: (858) 385-6090

with a copy to:

Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155 USA
Attn: Gary H. Moore
Fax No.: (650) 849-7400

if to Zeiss LOB, to:

Carl Zeiss Laser Optics Beteiligungsgesellschaft mbH
Rudolf-Eber-Strasse 2
73447 Oberkochen, Germany
Attention: Joseph Fatum
Facsimile No: 011-49-7364-208100
Telephone No.: [. . . * * *  . . .]

if to Zeiss SMT, to:

Carl Zeiss SMT AG
Rudolf-Eber-Strasse 2
73447 Oberkochen, Germany
Attention: Dr. Hermann Gerlinger
Facsimile No: 011-49-7364-208100
Telephone No.: [. . . * * *  . . .]

or to such other address or facsimile number as any such party may hereafter specify for the purpose by notice to the other parties.  Each such notice, request or other communication shall be effective when received at the address specified in this Section 12.01, or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 12.02.        Amendments; No Waivers.  (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Member, or in the case of a waiver, by the Member against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.03.        Expenses.  All costs and expenses incurred by the parties hereto in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 12.04.        Zeiss SMT [. . . * * *  . . .].  For so long as Zeiss LOB is controlled by Zeiss SMT, Zeiss SMT [. . . * * *  . . .] by Zeiss LOB of Zeiss LOB’s obligations under this Agreement.

Section 12.05.        Successors and Assigns.  This Agreement is personal to the Members and may not be assigned or otherwise transferred by a Member except to a transferee of such Member’s Interest in connection with a transfer permitted by and made in accordance with the terms hereof.  Any purported assignment or other transfer in

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violation of this Agreement shall be null and void.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.  This Agreement is for the sole benefit of the parties hereto and, except as otherwise contemplated herein, nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto, any legal or equitable rights hereunder.

Section 12.06.        Headings.  Headings are for ease of reference only and shall not form a part of this Agreement.

Section 12.07.        Entire Agreement.  This Agreement and any documents referred to herein or therein, constitutes the entire agreement of the Members with respect to the subject matter hereof Provided however that nothing herein shall affect the full force and effect of the Original JV Agreement until this Agreement comes into effect on the Effective Date.

Section 12.08.        Governing Law.  This Agreement shall be governed by, and construed under, the laws of [. . . * * *  . . .] (without regard to conflicts of laws principles).

Section 12.09.        Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10.        Dispute Resolution; Arbitration.  (a) Any dispute, controversy or claim arising out of or in connection with this Agreement, or any of the Joint Venture Documents, or the alleged breach, termination or invalidity thereof, may be escalated, at the request of either Member, to the Chairman of the board of directors (or equivalent officer) of each Member for resolution.  In the event of such a request, the Chairmen shall meet, either in person or by telephone, within thirty (30) days after the date of such request in order to discuss and attempt to resolve such dispute, controversy or claim by mutual agreement.

(b)           Any dispute, controversy or claim arising out of or in connection with this Agreement or the alleged breach, termination or invalidity thereof that is not settled by the dispute resolution process set forth in Section 12.10(a) or otherwise by the joint agreement of the Parties shall be finally settled under Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules.  Unless otherwise agreed by the Parties, such arbitration shall take place in [. . . * * *  . . .]  Any award rendered by the arbitrators will be final and binding on the parties, and judgment upon the award may be entered in the [. . . * * *  . . .], or any other court having jurisdiction over the award or having jurisdiction over the parties or their assets.  The arbitration agreement contained in this Section 12.10 will not be construed to deprive any court of its jurisdiction to grant provisional relief (including by injunction or order of attachment) in aid of arbitration proceedings or enforcement of an award.

Section 12.11.        Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be deemed an original.  This Agreement

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shall become effective only after and subject to each party having received a counterpart hereof signed by each of the other parties.

Section 12.12.        Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.13.        Further Assurances; Singapore Corporate Documents.  The Members will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.  In particular, and without limiting the generality of the foregoing, each Member agrees (i) that the Company’s Memorandum and Articles of Association and other Singapore corporate legal documents (collectively, the “Singapore Corporate Documents”) shall at all times contain provisions as may be necessary or appropriate to give effect and facilitate the provisions of this Agreement, (ii) that in the event of any inconsistency between the Singapore Corporate Documents and this Agreement, this Agreement shall prevail and (iii) to take such actions with respect to its shares or in its capacity as a shareholder of the Company, including voting its shares at a shareholders meeting and adopting any changes to the Singapore Corporate Documents, all to be consistent with and in accordance with the terms of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date set forth above.

TCZ GMBH

By:	/s/ Brian C. Klene
Name: Brian C. Klene
Title: President and CEO

CYMER, INC.

By:	/s/ Nancy J. Baker
Name: Nancy J. Baker
Title: Sr. Vice President and CFO

CARL ZEISS LASER OPTICS
BETEILIGUNGSGESELLSCHAFT MBH

By:	/s/ Axel Jaeger
Name: Axel Jaeger
Title: Managing Director

CARL ZEISS SMT AG

By:	/s/ H. Gerlinger
Name: Dr. Hermann Gerlinger
Title: CEO

By:	/s/ ppa. Stephan Müller
Name: Stephan Müller
Title: Director

TCZ PTE. LTD.

By:	/s/ Brian C. Klene
Name: Brian C. Klene
Title: President and CEO